John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A member firm of The 1940 Act Law GroupTM
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS  66211
Phone: 913.660.0778   Fax: 913.660.9157
 john.lively@1940actlawgroup.com

August 29, 2017

Board of Trustees
360 Funds
4520 Main Street, Suite 1425
Kansas City, Missouri 64111

RE: 360 Funds – Crow Point Defined Risk Global Equity Income Fund (the “Acquiring Fund”) Registration Statement on Form N-14 (the “Registration Statement”)

Attention Board of Trustees:

We have acted as counsel to 360 Funds (the “Trust”), a statutory trust organized under the laws of the state of Delaware and registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end series management investment company. We understand that an amendment to the Trust registration statement has also been filed pursuant to Rule 485(a) under the Securities Act and pursuant to the 1940 Act (the “Amendment”) to create the Acquiring Fund.

This opinion relates to the Trust’s Registration Statement and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) on July 31, 2017, relating to the transfer of all of the assets of the Crow Point Defined Risk Global Equity Income Fund (the “Acquired Fund”), a series of Northern Lights Fund Trust II, a Delaware statutory trust, in exchange for the issuance of shares of beneficial interest of the Acquiring Fund, a series of the Trust (the “Shares”), and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization and Termination by and between the Trust, on behalf of the Acquiring Fund, and the Northern Lights Fund Trust II, on behalf of the Acquired Fund (the “Reorganization Agreement”) filed herewith. We understand that an amendment will be filed with the Commission pursuant to Rule 485(b) under the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In connection with the opinions expressed herein, we have relied as to factual matters on representations made by the Trust in the Reorganization Agreement and in other documents, instruments and certificates delivered to us in connection with the transactions contemplated by the Reorganization Agreement. We have also relied upon certificates of public officials and officers of the Trust and upon other information we have obtained in the course of our representation of the Trust in connection with the transactions contemplated by the Reorganization Agreement. We have examined, among other things, copies of the Trust's Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Acquiring Fund, substantially in the form in which they were filed in the Amendment.

360 Funds
August 29, 2017

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)
The Acquiring Fund will be a duly registered, open-end, management investment company, and its registration with the SEC as an investment company under the Investment Company Act of 1940, as amended, will be in full force and effect; and

(b)
The Shares of the Acquiring Fund and each Class thereof to be registered under the 1933 Act have been duly authorized for issuance and, when issued to Acquired Fund shareholders in the manner described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Trust’s Declaration of Trust, fully paid and non-assessable beneficial interests in the Series and each Class thereof.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Statutory Trust Act. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm in the Registration Statement.

We are members of the Bar of the District of Columbia and do not hold ourselves out as being conversant with the laws of any jurisdiction other than the federal laws of the United States of America and the District of Columbia.

360 Funds
August 29, 2017

/s/ John H. Lively
On behalf of The Law Offices of John H. Lively & Associates, Inc.